TERRY HAMILTON AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is made this 14th day of August, 2013, between OptimizeRx Corporation, a Nevada corporation (the “Company”) and Terry Hamilton (“Employee”).

WHEREAS, the Company and Employee previously entered into an Employment Agreement on August 1, 2008, as amended (the “Employment Agreement”); and

WHEREAS, the Company and Employee desire to amend certain provisions of the Employment Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto hereby agree to amend the Employment Agreement as follows:

1.	The paragraph entitled “Compensation” shall be amended to read in its entirety as follows:

“Compensation

6. As compensation for services rendered under this Agreement, from and after the date of this Amendment the Employee shall be entitled to receive from the Employer a salary of $157,500 per year, payable in semi-monthly installments as such payment becomes due, prorated for any partial employment period. In addition, Terry Hamilton is eligible for additional quarterly and annual bonus compensation, stock options and stock grants based on performance metrics set by the Board of Directors of OptimizeRx Corporation.”

2.	In all other respects, the remaining terms, covenants, conditions and provisions of the Employment Agreement shall continue in full force and effect to the extent provided in the Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

OPTIMIZERx Corporation	EMPLOYEE
By: /s/ David Lester David Lester Chief Operating Officer	By: /s/ Terry Hamilton Terry Hamilton

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